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                           FIRST AMERICAN FUNDS, INC.

                         AMENDMENT TO CUSTODY AGREEMENT
                          DATED AS OF FEBRUARY 19, 2009

     WHEREAS, First American Funds, Inc., a Minnesota corporation (the "Fund"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian"), previously entered into a Custody Agreement dated July 1, 2006, as amended July 1, 2007 (the "Custody Agreement"); and

     WHEREAS, the Fund consists of separate series (each a "Series"), with each such Series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, paragraph 4.7 of Article 4 of the Custody Agreement contemplates that the Custodian will invest cash balances held in the Custody Account daily in certain temporary investment vehicles pursuant to procedures adopted by the Custodian and approved by the Fund's administrator (the "Sweep Procedures"); and

     WHEREAS, the Fund and the Custodian wish to amend the Custody Agreement to reflect that all cash balances will be deposited by the Custodian daily in a non-interest bearing deposit transaction account, where such deposit transaction account will qualify for insurance coverage under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program for as long as such program remains in effect.

     NOW, THEREFORE, the Fund and the Custodian agree as follows:

     1. Paragraph 4.7 of Article 4 of the Custody Agreement is hereby replaced in its entirety by the following:

          Deposit of Cash Balances by Custodian. Cash balances held in the Custodian Account shall be deposited by the Custodian daily in a non-interest bearing deposit transaction account (the "Deposit Account"). The Deposit Account shall qualify for insurance coverage under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program, at no cost to the Fund, for as long as such program remains in effect.

     2. The Sweep Procedures no longer apply to the Fund.

     IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                        FIRST AMERICAN FUNDS, INC.


                                        /s/ Jeffery M. Wilson
                                        ----------------------------------------
                                        By: Jeffery M. Wilson
                                        Its: Vice President - Administration


                                        U.S. BANK NATIONAL ASSOCIATION


                                        /s/ Joe D. Redwine
                                        ----------------------------------------
                                        By: Joe D. Redwine
                                        Its: Senior Vice President